EXHIBIT 99.1

Omeros Corporation Reports First Quarter 2016 Financial Results

-- Conference Call Today at 9:00 a.m. ET --

SEATTLE, WA – May 10, 2016 – Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system, today announced recent highlights and developments as well as financial results for the first quarter of 2016, which include:

•	1Q 2016 revenues were $7.4 million, an 11% increase over 4Q 2015.
•	Net loss in 1Q was $20.5 million, or $0.54 per share, which included $4.7 million ($0.12 per share) of non-cash expenses.
•	OMIDRIA units shipped by wholesalers (“sell-through”) increased 20% over 4Q 2015.
•	OMIDRIA sales accelerated substantially in the second half of 1Q, with March accounting for nearly 50% of quarterly sales.
•	OMIDRIA sales growth trajectory has continued into 2Q with sales to date approximately 65% higher than the corresponding period in 1Q.
•	Based on recent sales activity, net sales of OMIDRIA, without any additional growth, annualize to an approximate run rate of $45 million to $50 million.
•	Entered into sales agreement for OMIDRIA in the Middle East in May 2016.
•

Initiated Phase 3 program of OMS721 for treatment of atypical hemolytic uremic syndrome (aHUS), with patient enrollment expected later this year, and commenced patient dosing in OMS721 Phase 2 program in complement-related, corticosteroid-dependent renal diseases.

“OMIDRIA sales continued to grow substantially in Q1,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “Growth in the first part of the quarter was relatively restrained due to both internal and external factors, with sales markedly ramping in March. The acceleration in sales growth has continued into the second quarter, with the run rate for OMIDRIA net sales in recent weeks annualizing to approximately $45 million to $50 million. We continue to expect that we will reach cash-flow positive status later this year, fully funding our pipeline. That pipeline continues to advance, with OMS721 entering a Phase 3 program for aHUS and two OMS721 Phase 2 trials ongoing in TMAs and renal disease. The remainder of the pipeline is progressing nicely, and 2016 is shaping up to hold a number of value-driving milestones.”

First Quarter and Recent Highlights and Developments

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Highlights and developments regarding OMS721, the company’s lead human monoclonal antibody in its mannan-binding lectin-associated serine protease-2 (MASP-2) program for the treatment of thrombotic microangiopathies (TMAs), including atypical hemolytic uremic syndrome (aHUS), include:

o

Omeros initiated a Phase 3 OMS721 program that will consist of one clinical trial – a single-arm (i.e., no control arm), open-label trial in patients with newly diagnosed or ongoing aHUS. Phase 3 enrollment is expected to begin later this year and patients currently being treated in the Phase 2 trial are likely to be included in the Phase 3 program. Omeros also plans to pursue accelerated approval for OMS721 in aHUS.

o

In the company’s Phase 2 clinical program evaluating OMS721 in patients with complement-related renal disorders, Omeros initiated dosing in a new Phase 2 clinical trial that includes patients with corticosteroid-dependent IgA nephropathy, membranous nephropathy, C3 glomerulopathy and lupus nephritis.

o

Physicians in Finland, based on review of OMS721 data, requested access to OMS721 under a Special License, granted by the Finnish regulatory authorities, for compassionate use in a patient with aHUS. The patient was previously treated with Soliris® (eculizumab) but did not have an adequate response according to the requesting physicians and was continuing to display signs of active aHUS.

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Omeros and ITROM Trading Drug Store (ITROM) entered into an exclusive supply and distribution agreement for the sale of OMIDRIA in the Kingdom of Saudi Arabia, the United Arab Emirates and certain other countries in the Middle East. Based in Dubai and internationally recognized, ITROM markets, sells and distributes ophthalmic pharmaceutical products in the Middle East. Under the agreement, ITROM will be responsible for obtaining marketing authorizations for OMIDRIA within the licensed territory in addition to marketing and distributing OMIDRIA supplied by Omeros. Omeros expects ITROM to begin selling OMIDRIA later this year.

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In March 2016, Omeros was granted by the U.S. Patent and Trademark Office a fourth OMIDRIA patent directed to methods of use. Omeros amended its patent infringement lawsuit against Par Pharmaceutical to assert this additional patent.

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A U.S. Patent was granted to Omeros that is directed to the use of any phosphodiesterase-7, or PDE7, inhibitor to treat any substance addiction or any addictive or compulsive behavior.  Omeros expects to advance its OMS527 PDE7 inhibitor program into the clinic in 2017.

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As previously reported, Omeros converted 26 of its previously contracted OMIDRIA field sales representatives to Omeros employees effective January 1, 2016. In connection with the conversion, the company also hired 11 additional sales representatives during the first quarter. In January 2016, Omeros also entered into a commission-only contract sales agent agreement with Precision Lens to cover “square” states in the Midwest that were not previously covered by the company’s sales force. Both the additional representatives and Precision Lens began making sales calls in February.

Financial Results

For the quarter ended March 31, 2016, total revenues were $7.4 million with OMIDRIA revenue of $7.2 million and grant revenue of $173,000. This compares to OMIDRIA revenues of $238,000 and grant revenue of $150,000 for the same period in 2015. OMIDRIA units sold by the company’s wholesalers to ambulatory surgery centers (ASCs) and hospitals increased 20% from the fourth quarter of 2015.

Sales were restrained in the first half of 1Q, likely due to a number of factors including: low cataract surgery procedural volumes in the first quarter of each year; a series of large ophthalmology annual meetings attracting high-volume cataract surgeons; and Omeros’ conversion of two-thirds of its contract to an in-house sales force and filling out the remaining one-third of the sales force with additional direct hires who began making sales calls in February. Also in February, our commission-only sales agents from Precision Lens, covering states in the Midwest, began making sales calls.

OMIDRIA sales accelerated substantially in the second half of 1Q, with March accounting for nearly 50% of quarterly sales. OMIDRIA sales growth trajectory has continued into 2Q with sales to date approximately 65% higher than the corresponding portion of 1Q. Based on recent sales activity, net sales of OMIDRIA, without any additional growth, annualize to an approximate run rate of $45 million to $50 million.

Total costs and expenses for the three months ended March 31, 2016 were $26.9 million ($4.7 million of noncash expenses) compared to $18.3 million ($2.8 million of noncash expenses) for the same period in 2015. The increase in the current year quarter was primarily due to increased OMS721 research and development activities and non-cash stock-based compensation costs associated with the annual company-wide option grants approval and pricing in February 2016 with retroactive vesting commencement dates of April 2015.

For the three months ended March 31, 2016, Omeros reported a net loss of $20.5 million, or $0.54 per share, which included noncash expenses of $4.7 million ($0.12 per share). This compares to a net loss of $18.7 million, or $0.51 per share, for the same period in 2015, which included noncash expenses of $2.8 million ($0.08 per share).

At March 31, 2016, the company had cash, cash equivalents and short-term investments of $13.2 million. In addition, the company had $10.7 million of restricted cash on hand to satisfy covenants under its loan agreement with Oxford Finance and East West Bank and its lease for the Omeros Building.

Conference Call Details

Omeros’ management will host a conference call to discuss the financial results and to provide an update on business activities. The event will be held today at 6:00 a.m. Pacific Time (PT); 9:00 a.m. Eastern Time (ET). To access the live conference call via phone, please dial (844) 831-4029 from the United States and Canada or (920) 663-6278 internationally. The participant passcode is 5866590. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available for one week following the call and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 5866590.

To access the live or subsequently archived webcast of the conference call, go to the Company’s website at www.omeros.com and go to “Events” under the Investors section of the website. To access the live call, please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Omeros Corporation

Omeros is a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system. Derived from its proprietary PharmacoSurgery® platform, the company’s first drug product, OMIDRIA® (phenylephrine and ketorolac injection) 1%/0.3%, was broadly launched in the U.S. in April 2015 for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. In the European Union, the European Commission has approved OMIDRIA for use in cataract surgery and lens replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction), and to reduce postoperative eye pain. Omeros has five clinical-stage development programs focused on: complement-related thrombotic microangiopathies; complement-mediated glomerulopathies; Huntington’s disease and cognitive impairment; addictive and compulsive disorders; and preventing problems associated with urologic surgical procedures. In addition, Omeros has a proprietary GPCR platform, which is making available an unprecedented number of new GPCR drug targets and corresponding compounds to the pharmaceutical industry for drug development, and a platform used to generate antibodies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “shaping up,” “should,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization including with respect to OMIDRIA®, Omeros’ ability to partner and commercialize OMIDRIA in the Middle East and Europe, ITROM’s ability to add field representatives and commence sales of OMIDRIA later this year, Omeros’ unproven preclinical and clinical development activities, regulatory oversight, intellectual property claims, competitive developments, litigation including pending patent litigation related to an application seeking approval from the FDA to market a generic version of OMIDRIA, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2016. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	2016	2015
	(unaudited)
Revenues:
Product sales, net	$7,246	$238
Grant revenue	173	150
Total revenue	7,419	388
Costs and expenses:
Cost of product sales	327	11
Research and development	15,434	9,318
Selling, general and administrative	11,110	8,989
Total costs and expenses	26,871	18,318
Loss from operations	(19,452)	(17,930)
Interest expense	(1,375)	(957)
Other income (expense), net	288	218
Net loss	$(20,539)	$(18,669)
Basic and diluted net loss per share	$(0.54)	$(0.51)
Weighted-average shares used to compute Basic and diluted net loss per share	38,317,084	36,483,559

OMEROS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	March 31,	December 31,
	2016	2015
Cash, cash equivalents and short-term investments	$13,244	$28,263
Working capital (deficit)	6,801	20,893
Restricted cash and investments	10,679	10,679
Total assets	35,972	48,995
Total current liabilities	17,521	16,253
Notes payable	50,042	49,842
Accumulated deficit	(423,681)	(403,142)
Total shareholders’ deficit	(40,742)	(26,234)